EXHIBIT 99.1

Smart Balance Announces Renewal of Stock Repurchase Program

Paramus, N.J. (December 8, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced that its Board of Directors has authorized the renewal of its program for the repurchase of its common stock, which was to expire on December 31, 2011.  This renewal allows for the repurchase of Smart Balance’s stock through December 31, 2013.

Since the Company commenced its repurchase program in December of 2009, the Company has purchased approximately $15.6 million of its common stock.  Under the terms of the renewed stock repurchase program, the Company is authorized to repurchase up to an additional $25 million of its common stock.

Commenting on the renewal of the repurchase program, Chairman and CEO, Stephen Hughes stated, “We believe in the underlying long-term value of the Company and its growth outlook and view the continuation of our stock repurchase program as a way to enhance shareholder value.  Renewing this program is consistent with our investment philosophy of creating flexibility when important strategic opportunities arise, such as repurchasing our common stock. ”

The Company’s common stock may be purchased from time-to-time on the open market or through privately negotiated transactions.  The timing and amount of the purchases will be based upon market conditions, compliance with the stock repurchase provisions of the Company’s credit agreement and other factors.  The program does not obligate the Company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

EXHIBIT 99.1

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;

•	maintain margins during periods of commodity cost fluctuations;

•	introduce and expand distribution of our new products;

•	meet marketing and infrastructure needs:

•	respond to changes in consumer demand;

•	respond to adverse publicity affecting the Company or industry;

•	maintain our performance during difficult economic conditions;

•	comply with regulatory requirements;

•	maintain existing relationships with and secure new customers;

•	continue to rely on third party distributors, manufacturers and suppliers;

•	successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition;

•	operate outside of the U.S.;

•	successfully maintain relationships with the co-packers for our Glutino products;

•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and

•	maintain volume in light of price increases stemming from rises in commodity costs.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.   The company’s Glutino brand is a trusted pioneer and leader in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars.  The company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.   For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:
Carole Buyers, CFA
Vice President Investor Relations & Business Development
Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152